Exhibit 10.18

AGREEMENT
Agreement (the “Agreement”) dated as of ______ __, 20__ by and between FIESTA RESTAURANT GROUP, INC., a Delaware corporation (the “Employer”) and ______________________ (the “Executive”).
W I T N E S S E T H:
WHEREAS, the Employer desires to employ Executive as ______________________ of the Employer to provide services for the Employer and any present or future parent, subsidiary or affiliate of the Employer and their successors and assigns in such capacity;
NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto hereby agree as follows:

1.    Definitions.
For purposes of this Agreement, the following definitions shall apply:
1.1    “Cause” shall mean: (i) the commission by the Executive of any act or omission that would constitute a felony or any crime of moral turpitude under Federal law or the law of the state or foreign law in which such action occurred, (ii) dishonesty, disloyalty, fraud, embezzlement, theft, engagement of competitive activity, disclosure of trade secrets or confidential information or other acts or omissions that result in a breach of the duty of loyalty or a breach of fiduciary duties or other material duty to the Employer and its subsidiaries, (iii) continued reporting to work or working under the influence of alcohol, an illegal drug, an intoxicant or a controlled substance which renders Executive incapable of performing his material duties to the satisfaction of the Employer and/or its subsidiaries, (iv) the Executive's failure to substantially perform Executive's duties and/or responsibilities with respect to the Employer and its subsidiaries, (v) Executive's material breach of any of the Employer's or its subsidiaries' policies or procedures, or (vi) willful damage by Executive to Employer or its subsidaries assets.
1.2    “Executive Bonus Plan” shall mean: all bonus plans or arrangements maintained by the Employer or any of its subsidiaries (other than the Employer's 2012 Stock Incentive Plan) in which the Executive is eligible to participate for the year in which the Executive incurs a Termination of employment.
1.3    “Good Reason” shall mean any of the following conditions arising without the consent of Executive, provided that Executive has first given written notice to the Employer of the existence of the condition within 90 days of its first occurrence, and the Employer has failed to remedy the condition within 30 days thereafter: (1) a material diminution in the Executive’s base salary; (2)    a material diminution in the Executive's authority, duties, or responsibilities; (3) relocation of Executive's principal office more than 50 miles from its current location; or (4) any other action or inaction that constitutes a material breach by the Employer of any terms or conditions of any agreement between the Employer and the Executive, which breach has not been caused by Executive.
1.4    “Prime Rate” shall mean: the rate of interest established from time to time by Wells Fargo Bank, National Association (or such other bank which is then the principal lending bank to the Employer) as its prime commercial rate.
1.5    “Release” shall mean that certain Release as more fully set forth on Exhibit A attached hereto and made a part hereof.

1.6    “Severance Bonus” shall mean: an amount equal to a pro rata portion of the aggregate bonus under the Executive Bonus Plan for the year in which the Executive incurs a Termination of employment plus any unpaid bonus earned under the Executive Bonus Plan for the year prior to the year in which Executive incurs a Termination of employment to which the Executive would otherwise have been entitled had his employment not terminated.
1.7     “Severance Payment” shall mean: an amount equal to one time the Executive’s highest annual base salary in effect prior to the date the Executive incurs a Termination of employment, plus interest on such amount at a rate per annum equal to the Prime Rate plus three percent (3%), with such interest accruing from the date of Termination of employment until the date of payment of the Severance Payment.
1.8      “Termination of employment” means cessation of the Executive’s employment with the Employer and all of its subsidiaries by which the Executive is employed.
2.    Termination.
2.1.    Termination For Good Reason by Executive and By the Company Without Cause. Subject to the provisions of this Agreement, in the event that the Executive incurs a Termination of employment (a) by the Employer without Cause or (b) by the Executive with Good Reason, the Employer (or any successor thereto) shall pay to the Executive the Severance Payment and the Severance Bonus. The Severance Payment shall be paid to the Executive in a single lump sum cash payment on the fifth (5th) business day following the six (6) month anniversary of Termination of employment. The Severance Bonus shall be paid to the Executive in a single lump sum cash payment on the date that bonuses are paid under the Executive Bonus Plan, but in no event later than March 15th of the calendar year following the calendar year in which the Executive’s employment terminates. Notwithstanding the foregoing, the Executive shall not be entitled to any payment under this Section 2.1 unless prior to the date such payment is required to be made to the Executive, the Executive delivers to the Employer the executed Release and further provided that the Release has been executed and delivered to the Employer prior to the payment date and the Release becomes effective and irrevocable (as more fully described in the Release) prior to the payment date.
3.    At Will Employment.
Nothing in this Agreement shall confer upon the Executive the right to remain in the employ of the Employer or any of its subsidiaries, it being understood and agreed that (a) the Executive is an employee at will and serves at the pleasure of the Employer at such compensation as the Employer shall determine from time to time, (b) the Employer shall have the right to terminate the Executive’s employment at any time, with or without Cause subject to the provisions of this Agreement, and (c) except for this Agreement and any equity awards agreements entered into by Executive and the Employer pursuant to the Employer's 2012 Stock Incentive Plan, there are no other arrangements or agreements between Executive and the Employer or any of its subsidiaries concerning the terms of the Executive’s employment with the Employer or any of its subsidiaries, and that nothing in this Agreement guarantees employment for any definitive or specific term or duration or any particular level of benefits or compensation.
4.    Costs of Enforcement.
    In the event that the Executive incurs any costs or expenses, including attorneys’ fees, in the enforcement of the Executive’s rights under this Agreement then, unless the Employer is wholly successful in defending against the enforcement of such rights, the Employer shall promptly pay to the Executive all such costs and expenses. Any such reimbursement shall be made as promptly as practicable after the final disposition of the Executive’s enforcement claims, but in no event later than March 15th of the calendar year following the calendar year in which occurs such final disposition.
5.    Term.
This Agreement shall commence on ______ __, 20__ and shall continue until the date of Executive's Termination of employment.
6.    Notices.
All notices under this Agreement shall be in writing and shall be sent by registered or certified mail, return receipt requested, if intended for the Employer shall be addressed to it, attention of its Chief Executive Officer, 14800 Landmark Boulevard, Suite 500, Dallas, Texas 75254 or at such other address of which the Employer shall have given notice to the Executive in the manner herein provided; and if intended for the Executive, shall be mailed to the Executive at the address of the Executive’s address first set forth above or at such other address of which the Executive shall have given notice to the Employer in the manner provided in this Section 6.
7.    Entire Agreement.
This Agreement and the Release constitutes and contains the entire agreement and understanding between the parties with respect to the matters referred to herein and, as of the date hereof, supersedes any and all prior negotiations, correspondence, understandings, and agreements between the parties respecting the subject matter hereof and no waiver of or modification to the terms hereof shall be valid unless in writing signed by the party to be charged and only to the extent therein set forth. All prior and contemporaneous agreements and understandings with respect to the subject matter of this Agreement are hereby terminated and superseded by this Agreement. When used in this Agreement, the terms "hereof", "herein" and "hereunder" refer to this Agreement in its entirety, including any exhibits or schedules attached to this Agreement and not to any particular provisions of this Agreement, unless otherwise specifically indicated.
8.    No Mitigation Or Offset.
Except as otherwise provided in this Agreement, in the event of any termination of the Executive’s employment, the Executive shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive pursuant to this Agreement. The amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive or benefit provided to the Executive as the result of employment by another employer or otherwise. The amounts payable under this Agreement shall not be subject to set-off, counterclaim, recoupment, defense or other right that the Employer may have against the Executive.
9.    Withholding.
The Employer shall be entitled to withhold from amounts payable to the Executive hereunder such amounts as may be required by applicable law.
10.     Binding Nature.
This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, administrators, executors, personal representatives, successors and assigns.

11.    Governing Law; Dispute Resolution.
All disputes regarding this agreement shall resolved by arbitration to be administered by JAMS pursuant to the Fiesta Restaurant Group Mandatory Arbitration Program. To the extent not preempted by the laws of the United States, the terms and provisions of this agreement are governed by and shall be interpreted in accordance with, the laws of Texas, without giving effect to any choice of law principles.
12.    Counterparts.
This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
13.    Advice of Counsel.
Executive acknowledges that during the negotiation of this Agreement, Executive has retained or has been advised to retain counsel of Executive’s choosing who has provided or will provide advice to Executive in connection with the Executive’s decision to enter into this Agreement. Executive acknowledges that the Employer's in-house and outside legal counsel have represented only the Employer in connection with the negotiation, drafting, and entering into of this Agreement and that Executive has not been provided nor has Executive relied upon any legal advice from the Employer's in-house or outside legal counsel.
14.    Severability.
It is the intention of the parties hereto that any provision of this Agreement found to be invalid or unenforceable be reformed rather than eliminated. If any of the provisions of this Agreement, or any part hereof, is at any time construed to be invalid or unenforceable, the same shall not affect the remainder of such provision or the other provisions of this Agreement, which shall be given full effect, without regard to the invalid portions. In the event that the courts of any one or more jurisdictions shall hold such provisions wholly or partially unenforceable by reason of the scope thereof or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Employer’s rights provided for herein in the courts of any other jurisdictions as to breaches or threatened breaches of such provisions in such other jurisdictions, the above provisions as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.
15.    Non-Waiver.
Failure by either the Employer or Executive to enforce any of the provisions of this Agreement or any rights with respect to this Agreement, or the failure to exercise any option provided hereunder, shall in no way be considered to be waiver of such provisions, rights or options, or to in any way affect the validity of this Agreement.
16.    Headings.
The headings preceding the text of the sections of this Agreement have been inserted solely for convenience of reference and neither constitutes a part of this Agreement nor affect the meaning, interpretation or effect of this Agreement.
17.    Survival.
The following sections of this Agreement shall survive the expiration or termination of this Agreement and shall survive Employee’s Termination of employment from the Employer for any reason:

Section 4 (Cost of Enforcement), and Section 11 (Governing Law; Dispute Resolution). In addition, all sections of this Agreement that would, by their terms, survive expiration or termination of this Agreement shall so survive such expiration and termination and shall also survive termination for any reason of Employee’s employment with the Company.

18.    Additional Tax Provisions.
18.1    Golden Parachutes. Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (collectively, the "Total Benefits") would be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Total Benefits shall be reduced to the extent necessary so that no portion of the Total Benefits is subject to the Excise Tax; provided, however, that no such reduction in the Total Benefits shall be made if by not making such reduction, Executive’s Retained Amount (as hereinafter defined) would be greater than Executive’s Retained Amount if the Total Benefits are not so reduced. “Retained Amount” shall mean the present value (as determined in accordance with sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Internal Revenue Code of 1986, as amended (the “Code”) of the Total Benefits net of all federal, state and local taxes imposed on Executive with respect thereto. To the extent any reduction is required, the Total Benefits shall be reduced in the following order: (i) any portion of the Total Benefits that are not subject to Section 409A of the Code (other than Total Benefits resulting from any accelerated vesting of equity awards), (ii) Total Benefits that are subject to Section 409A of the Code in reverse order of when payment is due, and (iii) Total Benefits that are not subject to Section 409A and arise from any accelerated vesting of any equity awards.
18.2    Section 409A of the Code. The intent of the parties is that payments and benefits under this Agreement comply with section 409A of the Code, to the extent subject thereto, and accordingly, this Agreement shall be interpreted and administered to be in compliance therewith. It is intended that (i) each installment of the payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the Code and (ii) the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii) and 1.409A-1(b)(9)(v).  For purposes of this Agreement, any reference to the termination of Executive’s employment will be deemed to mean “severance from service” within the meaning of Treasury Regulation 1.409A-1(h).  Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date the Executive’s employment with the Company terminates or at such other time that the Company determines to be relevant, the Executive is a “specified Executive” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (ii) that any payments to be provided to the Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company, or, if earlier, the date of the Executive’s death.  Any payments delayed pursuant to this Section shall be made in a lump sum on the first day of the seventh (7th) month following the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), or, if earlier, the date of the Executive’s death.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

FIESTA RESTAURANT GROUP, INC.
By:
Name: Richard C. Stockinger Title: Chief Executive Officer and President

[Name]

Exhibit A

FORM OF RELEASE
GENERAL RELEASE OF CLAIMS

1.    ______________________ (“Executive”), for himself and his family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for the certain benefits provided under the Agreement made and entered effective as of the ___ day of ___________, ______, by and between Fiesta Restaurant Group, Inc., a Delaware Corporation (the “Company”) and the Executive, to which this release is attached as Exhibit A (the “Retention Agreement”), does hereby release and forever discharge the Company, its subsidiaries, affiliated companies, successors and assigns, and its current or former directors, officers or shareholders in such capacities (collectively with the Company, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown including, but not limited to, all claims under any applicable laws arising under or in connection with Executive’s employment or termination thereof, whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of loss of employment. Executive acknowledges that the Company encouraged him to consult with an attorney of his choosing, and through this General Release of Claims encourages him to consult with his attorney with respect to possible claims under the Age Discrimination in Employment Act (“ADEA”) and that he understands that the ADEA is a Federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefits and benefit plans. Without limiting the generality of the release provided above, Executive expressly waives any and all claims under ADEA that he may have as of the date hereof. Executive further understands that by signing this General Release of Claims he is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this paragraph 1 that may have existed on or prior to the date hereof. Notwithstanding anything in this paragraph 1 to the contrary, this General Release of Claims shall not apply to (i) any rights to receive any payments or benefits to which Executive is entitled under COBRA or any other compensation or employee benefit plans in which Executive is eligible to participate at the time of execution of this General Release of Claims, (ii) any rights or claims that may arise as a result of events occurring after the date this General Release of Claims is executed, any indemnification and advancement rights Executive may have as a former employee, officer or director of the Company or its subsidiaries or affiliated companies including, without limitation, any rights arising pursuant to the articles of incorporation, bylaws and any other organizational documents of the Company or any of its subsidiaries, (iii) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy, and (iv) any rights as a holder of equity securities of the Company (clauses (i) through (iv), the "Reserved Claims").
2.    Executive represents that he has not filed against the Released Parties any complaints, charges, or lawsuits arising out of his employment, or any other matter arising on or prior to the date of this General Release of Claims other than Reserved Claims, and covenants and agrees that he will never individually or with any person file, or commence the filing of any lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Executive pursuant to paragraph 1 hereof (a “Proceeding”); provided, however, Executive shall not have relinquished his right to (i) commence a Proceeding to challenge whether Executive knowingly and voluntarily waived his rights under ADEA; (ii) file a charge with an administrative agency or take part in any agency investigation or (iii) commence a Proceeding pursuant to the Reserved Claims. Executive does agree, however, that he is waiving his right to recover any money in connection with such an investigation or charge filed by him or by any other individual, or a charge filed by the Equal Employment Opportunity Commission or any other federal, state or local agency, except as prohibited by law.
3.    Executive hereby acknowledges that the Company has informed him that he has up to twenty-one (21) days to sign this General Release of Claims and he may knowingly and voluntarily waive that twenty-one (21) day period by signing this General Release of Claims earlier. Executive also understands that he shall have seven (7) days following the date on which he signs this General Release of Claims within which to revoke it by providing a written notice of his revocation to the Company.

4.    Executive acknowledges that this General Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the laws of Texas, without giving effect to any choice of law principles.
5.    Executive acknowledges that he has read this General Release of Claims, that he has been advised that he should consult with an attorney before he executes this general release of claims, and that he understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.
6.    This General Release of Claims shall take effect on the eighth day following Executive’s execution of this General Release of Claims unless Executive’s written revocation is delivered to the Company within seven (7) days after such execution.

EXECUTIVE

______________________